SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549






                                    FORM 8-K


                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




Date of Report (Date of Earliest Event Reported): April 23, 2002
                                                  --------------



                                 CANDIE'S, INC.
             (Exact name of registrant as specified in its charter)



        DELAWARE                                0-10593         11-2481903
------------------------------------------- -------------- --------------------
(State or other jurisdiction Commission                      (I.R.S. Employer
 of incorporation)                            File Number)  Identification No.)


400 Columbus Avenue, Valhalla, New York          10595
------------------------------------------- --------------
(Address of principal executive offices)       (Zip Code)


Registrant's telephone number, including area code: (914)769-8600
                                                    -------------

----------------------------------------------------------------
Former name or former address, if changed since last report

Item 2.  Acquisition or Disposition of Assets.

     On April 23, 2002 Candie's, Inc. (the "Registrant"), acquired from Sweet Sportswear, LLC ("Sweet"), Sweet's 50% interest in Unzipped Apparel, LLC ("Unzipped") (the "Acquisition"), pursuant to a binding term sheet, dated as of April 23, 2002 (the "Purchase Agreement"), by and among the Registrant, the Registrant's wholly-owned subsidiary, Michael Caruso & Co., Inc. ("Caruso") and Sweet. The Registrant and Sweet had formed Unzipped in October 1998 for the purpose of marketing and distributing apparel under the BONGO (R) trademark which trademark is owned by the Registrant.

     Prior to the Acquisition, Caruso and Sweet each owned a 50% interest in Unzipped and the operations of Unzipped were governed by the terms of a Limited Liability Operating Agreement by and among Caruso, Sweet and Unzipped (the "Operating Agreement").

     As consideration for the Acquisition, the Registrant agreed to issue to Sweet, 3,000,000 shares of the Registrant's common stock and $11.0 million of 8% senior preferred stock. The Registrant will be required to redeem the preferred stock in 2012. In addition, the Registrant agreed to enter into a three-year management agreement with Sweet or its designee that provides for Sweet or its designee to manage the operations of Unzipped in return for a management fee which is based upon certain specified percentages of net income that Unzipped achieves during the three-year term.

     The consideration paid by the Registrant for Sweet's interest in Unzipped was determined by negotiations among the representatives of the Registrant, Caruso and Unzipped, after taking into account the obligation the Registrant would have had under Section 12.1 of the Operating Agreement to purchase Sweet's interest in Unzipped during 2003.

     In conjunction with the Acquisition:

     The Registrant agreed to file a registration statement with respect to the 3,000,000 shares of its common stock being issued to Sweet within 60 days from the date of the Purchase Agreement and Sweet agreed to vote the shares at the direction of the Registrant's Board of Directors. Sweet also agreed to certain restrictions on its ability to sell the 3,000,000 shares.

     The Registrant agreed to cause Unzipped to renew its supply agreement with Azteca Production International, Inc. ("Azteca"), for a three-year period.

     The Registrant agreed to cause Unzipped to renew its distribution agreement with Apparel Distribution Services ("ADS")for a three-year period.

     The Registrant agreed to appoint Hubert Guez, to the Registrant's Board of Directors. Mr. Guez is a 50% beneficial owner and manager of Sweet and a 50% beneficial owner of and the Chairman and Chief Executive Officer of ADS. The remaining 50% interest in Sweet and ADS is owned by Mr. Guez' brother. Mr. Guez is also the Chief Executive Officer and President of Azteca.

     The Registrant agreed that on or before February 1, 2003, it will pay Azteca for all receivables due from Unzipped for purchases of product that are more than 30 days past due and pay the commercial loan note between Unzipped and Azteca, which had an unpaid principal balance of approximately $7.0 million on April 23, 2002. In addition, the Registrant agreed to release Mr. Guez, Azteca and each of their affiliates from any obligation, including obligations as a guarantor with respect to Unzipped's line of credit with Congressional Financial.

     In connection with the transaction, the Registrant also agreed to issue warrants for the benefit of Sweet on terms acceptable to Sweet and the Registrant.

     The descriptions of the terms of the Purchase Agreement and other agreements described herein are qualified in their entirety by reference to the copy of the Purchase Agreement and the other agreements which are filed as exhibits to this Report and which are incorporated herein by reference.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

     A. Financial Statements of the Business Acquired.

     It is impractical to provide the required financial information of Unzipped at this time. The required financial information for Unzipped will be filed within 60 days of the date this Form 8-K was required to be filed.

     B. Pro Forma Financial Information and Exhibits.

     It is impracticable to provide the required pro forma financial information at this time. The required pro forma financial information will be filed within 60 days of the date this Form 8-K was required to be filed.

     C. Exhibits

     Exhibit 2.1 - Term Sheet, dated as of April 23, 2002, by and among the Registrant, Caruso and Sweet.

     Exhibit 99.1 - Limited Liability Operating Agreement of Unzipped.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                            CANDIE'S, INC.


                                            By:/s/Neil Cole
                                            ------------------------------------
                                            Neil Cole, President


Date: May 8, 2002